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                                                                    Exhibit 99.7
                                                                    ------------

                                  BROWNRAYSMAN
                  Brown Raysman Millstein Felder & Steiner LLP







                                                                    Sarah Hewitt
                                                                         Partner
                                                                    212-895-2190
                                                        shewitt@brownraysman.com




                                              September 9, 2003


BY FACSIMILE AND E-MAIL
-----------------------

Martin A. Nussbaum, Esq.
Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

         Re:      Hanover Direct, Inc.
                  --------------------

Dear Marty:

         I am in receipt of your letter dated September 8, 2003 that you sent on behalf of your client, Chelsey Direct, LLC ("Chelsey"). I am responding to your letter on behalf of our client, Hanover Direct, Inc. (the "Company").

         Let me first point out that the Company shares your belief set forth in your September 2, 2003 and September 8, 2003 correspondence that its resources could be more productively applied elsewhere than in endless correspondence with Chelsey. However, there are a number of points in your September 8, 2003 letter to which the Company feels it must respond.

         First, I have apparently failed to make clear that my firm's correspondence with your firm has been sent on behalf of both the management and the Board of Directors of the Company unless otherwise specifically indicated. The Company wishes to note that, since December 2000, all decisions made by the Board of Directors have, in fact, been fully deliberated upon and unanimous in support of management. During this period, only one member of management has been on the Board of Directors and a majority of the directors have been independent. The Company further wishes to note that your suggestion that the Transactions Committee of the Board of Directors has failed to act independently in considering Chelsey's recapitalization proposal are meritless and without any factual basis whatsoever. As you know, the Transactions Committee has its own independent counsel and financial advisors and consists only of the independent members of the Board of Directors. Management's role in the Transactions Committee process has been limited to providing financial and other business information to the Committee and its advisors for use in evaluating Chelsey's recapitalization proposal and other transactions and alternatives presented to the Company which have come before the Committee. In short, the Transactions Committee has at all times acted independently, and any assertion to the contrary is baseless.

         In response to your request for authority for the Company's view of its responsibility to the Series B Preferred on and after the mandatory redemption date in September 2005, I note that the Company bases its legal interpretation under Sections 154, 160(a)(1), 172, 174, 243 and 244 of the Delaware General Corporation Law and the related case law and legislative history thereunder, as well as on the Delaware case law with respect to the persons to whom directors' duties are owed.

         The Company is unaware of any occasions on which Richemont encouraged the Company to pursue a true three-way transaction with Chelsey.

         The Company believes that it has made clear to Chelsey that Mr. Shull's purchases of common stock of the Company, which it notes Chelsey deems to be without value, were in compliance with applicable securities laws and the Company's securities trading policy. Those purchases were made in the safe trading window after the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002. Richemont's sale of its shares of Company stock, which the Company notes were at a deep discount to their face value, were not made during the safe trading window and, in fact, were made after it had received material confidential non-public information. Richemont's sale of its shares was also in violation of a confidentiality agreement to which the Company believed Richemont was a party, which restricted its use of confidential information solely to its relationship or business with the Company.

         The Company finds incredulous Chelsey's view that its failure to disclose or file the Escrow Agreement, dated as of July 2, 2003, by and among Richemont, Chelsey and JPMorgan Chase Bank, as escrow agent, and the Side Letter referred to therein, dated as of May 19, 2003, by and between Richemont and Chelsey, is a mere "red herring". Pursuant to the terms of the Side Letter, these agreements formed "an integral part of the consideration for, and ... a material inducement for the parties to enter into," the Purchase and Sale Agreement, dated as of May 19, 2003, between Richemont and Chelsey which is the subject of Chelsey's 13D filings. While the Company agrees that Chelsey and Richemont must file these documents, it reserves its rights with respect to any late filing.

         Lastly, the Company is surprised by Chelsey's characterization of itself as an outside shareholder in light of its argument to Justice Ramos in the matter of Hanover Direct, Inc. v. Richemont Finance S.A. and Chelsey Direct, LLC (Supreme Court of the State of New York, County of New York, Index No. 03/602269) that it wished to succeed to the rights of Richemont Finance S.A. first to designate an observer and then to designate two Series B directors to the Board of Directors of the Company. Chelsey argued before Judge Ramos for expedited proceedings on the basis of its desire to exercise these rights which the Company notes, to date, it has failed to do. As you know, Chelsey would have fiduciary duties to all shareholders were it, in fact, to exercise these rights.

         The Company does not wish to engage further in unnecessary correspondence with Chelsey with respect to public filings, the Company's results of operations or future prospects, the terms of the Series B Preferred Stock, the appropriateness of various forms of confidentiality agreements or the duties of the respective parties. Rather, the Company believes the parties' time would be better spent with meaningful discussions between representatives of Chelsey and representatives of the Transactions Committee of the Board of Directors of the Company on behalf of all shareholders. I believe that one such meeting is scheduled to take place today.

         This letter is written without prejudice to the rights of the Company, all of which are hereby expressly reserved.

                                                     Very truly yours,


                                                     /s/ Sarah Hewitt


                                                     Sarah Hewitt


cc:      HDI Board of Directors
         Leslie A. Lupert, Esq.